Exhibit (a)(1)

State of Delaware Secretary of State Division of Corporations Delivered 05:32 PM 10/02/2018 FILED 05:32 PM 10/02/2018 SR 20186947285 - File Number 7083907

CERTIFICATE OF TRUST

OF

YLEANA TRUST

This Certificate of Trust has been duly executed and is being filed in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.) (the “Act”).

FIRST: The name of the statutory trust formed hereby is “Yleana Trust” (the “Trust”),

SECOND: The Trust is, or will become prior to or within 180 days following the first issuance of its beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

THIRD: The address of the registered office of the Trust in the State of Delaware is do The Corporation Trust. Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

FOURTH: The name and address of the Trust’s registered agent for service of process in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

FIFTH: This Certificate of Trust shall be effective upon tiling in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned being, the Trustees of the Trust, have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act as of this 2nd day of October, 2018.

Yleana Trust

TRUSTEE:

/s/ Richard Russo
Richard Russo